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Chicago, Illinois 60601

312 861-2000	Facsimile:
312 861-2200
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Exhibit 8.1
May 1, 2007
Protection One Alarm Monitoring, Inc.
     and the Guarantors set forth below
1035 N. 3rd St.
Suite 101
Lawrence KS 66044
Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Protection One Alarm Monitoring, Inc., a Delaware corporation (the “Issuer”), Protection One, Inc., a Delaware corporation (the “Parent Guarantor”), Security Monitoring Services, Inc., a Florida corporation, Network Multi-Family Security Corporation, a Delaware corporation, Protection One Data Services, Inc., a Delaware corporation, Protection One Alarm Monitoring of Mass, Inc., a Massachusetts corporation, Protection One Systems, Inc., a Delaware corporation, Integrated Alarm Services Group, Inc., a Delaware corporation, Criticom International Corporation, a New Jersey corporation, Monital Signal Corporation, a New Jersey corporation, Integrated Alarm Services, Inc., a Delaware corporation, American Home Security, Inc., a Nevada corporation, National Alarm Computer Center, Inc., a Delaware corporation, and Everest Video Systems, L.L.C., a Delaware limited liability company (collectively with the Parent Guarantor, the “Guarantors”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $115,345,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2011, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 1, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors.
     You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption “United States Federal Income Tax Consequences — Consequences of Tendering Notes.”

London	Los Angeles	Munich	New York	San Francisco	Washington, D.C.

Protection One Alarm Monitoring, Inc.
May 1, 2007

     The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.
     Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any federal income tax matter other than those discussed in the Registration Statement under the caption “United States Federal Income Tax Consequences — Consequences of Tendering Notes.”
     We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.

Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP